G. BRAD BECKSTEAD
Certified Public Accountant
                                                330 E. Warm Springs
                                                Las Vegas, NV 89119
                                                       702.528.1984
                                                   425.928.2877efax





August 29, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of August 29, 2000, on the Financial Statements of Certified Services, Inc. from the inception date of September 15, 1999 through July 31, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,



G. Brad Beckstead, CPA
Nevada License #2701